Exhibit 10.16

FLUIDIGM CORPORATION

STOCK REPURCHASE AGREEMENT

This agreement is made this 10th day of April 2008, between Fluidigm Corporation, a Delaware corporation (the “Company”) and Gajus V. Worthington (the “Founder”).

Recitals

WHEREAS, the Company and the Founder are parties to that certain Employee Loan Agreement (the “Loan Agreement”), Secured Promissory Note (the “Note”) and Stock Pledge Agreement (the “Pledge Agreement” and together, the “Loan Agreements”), each dated January 20, 2004, pursuant to which the Company loaned the Founder $250,000 at an interest rate of 3.52% per annum (the “Loan”);

WHEREAS, the Loan is secured pursuant to the Pledge Agreement by 833,334 shares of the Company’s common stock;

WHEREAS, the Founder desires to repay the Loan in connection with the initial public offering of the Company’s common stock in accordance with Section 2.2(d) of the Note by selling 90,913 shares of Company common stock (the “Shares”) held by the Founder to the Company at purchase price of $3.19 per share (the “Share Price”);

WHEREAS, the Share Price was agreed to pursuant to an independent valuation report received by the Company and prepared by VRC, with a valuation date of April 9, 2008, in which it determined the fair market value of the Company’s common stock to be $3.19 per share.

WHEREAS, the Company desires to accept repayment of the Loan by repurchasing the Shares at the Share Price from the Founder and canceling the Note pursuant to the terms and conditions contained in this Agreement and the Loan Agreements.

Agreement

NOW THEREFORE, in consideration of the mutual promises made herein, the parties agree as follows:

1. Stock Repurchase. Upon the Closing Date (as defined below), the Company hereby agrees to repurchase from the Founder, and the Founder hereby agrees to sell to the Company, the Shares, at the Share Price and for an aggregate repurchase price specified in Section 2 below.

From and after the payment of the repurchase price by the Company in the manner set forth in Section 2 below, the Founder’s rights as a stockholder with respect to the Shares, including without limitation the right to vote or receive cash or stock dividends, shall cease. Upon payment in full of such repurchase price as specified in Section 2 below, the Shares shall be retired and eliminated from the shares which the Company shall be authorized to issue.

2. Closing. The closing of the sale and purchase of the Shares (the “Closing”) shall be on April 10, 2008 or on such other date as the parties may agree (the “Closing Date”). At or before the Closing, the Founder shall deliver the stock certificate representing the Shares, duly endorsed on the reverse side for transfer to the Company, and the Company shall deliver payment to the Founder of the aggregate repurchase price of $290,014.38 by canceling and delivering the Note marked “canceled” in the principal amount of $250,000, plus $40,014.38 as of April 10, 2008 in accrued interest.

3. Release. In exchange for the repurchase of the Shares described above, the Company hereby releases you from all obligations under the Loan Agreements. The Company acknowledges that the Note has been repaid in full and has been canceled.

4. Founder’s Representations.

4.1. The Shares are duly authorized, validly issued and are fully paid and non-assessable. Founder is the sole owner of the Shares, and has good and marketable title to the Shares free and clear of any security interests, liens or encumbrances other than (i) joint ownership of the Shares with Founder’s spouse; (ii) a right of first refusal and repurchase rights in favor of the Company entered into in connection with the purchase of the Shares; and (iii) the Stock Pledge Agreement in favor of Company’s securing the Note. The Shares are fully vested.

4.2. Founder represents and warrants that the Founder has had the opportunity to consult with his own tax, legal and investment advisors regarding the sale of the Shares to the Company. Founder represents that he is familiar with the Company’s business and financial conditions by virtue of position with the Company and has the capacity to protect his own interests in connection with the repurchase of the Shares. Founder acknowledges that the Share Price is fair and equitable to him. In addition, Founder acknowledges that the Company may effect an initial public offering or other financing in the future, and such financing may be at a price substantially greater than the Share Price. Founder acknowledges that this Agreement does not confer upon Founder any right with respect to continuing as an employee or other service provider of the Company, nor will it interfere in any way with the Founder’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by applicable laws. Founder acknowledges that the Company has no obligation (past, present or future) to issue to Founder any shares of the Company’s capital stock. Founder agrees that this Agreement represents a negotiated transaction and that no offering was conducted by the Founder in connection herewith.

5. General Provisions.

A. This Agreement shall be governed, construed and enforced in accordance with the laws of the state of California, except with respect to its choice of law provisions. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without such provision.

B. This Agreement represents the entire agreement between the parties with respect to the repurchase of the Shares by the Company from the Founder and supersedes any prior or concurrent representations or agreements with respect to such repurchase and the repayment of the Note. This Agreement may only be modified or amended by a writing signed by both parties.

C. The Company and Founder agree upon the request of either party to execute such further documents or instruments as may be necessary or desirable to carry out the purposes and intent of this Agreement.

D. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the first date above.

“COMPANY”		“FOUNDER”

FLUIDIGM CORPORATION

By:	/s/ Vikram Jog	By:	/s/ Gajus V. Worthington
	Vikram Jog Chief Financial Officer		Gajus V. Worthington